-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                            1934 (AMENDMENT NO.  )

FILED BY THE REGISTRANT [_]

FILED BY A PARTY OTHER THAN THE REGISTRANT [_]

CHECK THE APPROPRIATE BOX:

[_]Preliminary Proxy Statement            [_]CONFIDENTIAL, FOR USE OF THE
                                             COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14A-6(E)(2))

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            PSS WORLD MEDICAL, INC.
-------------------------------------------------------------------------------
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

-------------------------------------------------------------------------------
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X]No fee required

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
  (1) Title of each class of securities to which transaction applies:

  ----------------------------------------------------------------------------
  (2) Aggregate number of securities to which transaction applies:

  ----------------------------------------------------------------------------
  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  ----------------------------------------------------------------------------
  (4) Proposed maximum aggregate value of transaction:

  ----------------------------------------------------------------------------
  (5) Total fee paid:

  ----------------------------------------------------------------------------

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  ----------------------------------------------------------------------------
  (2) Form, Schedule or Registration Statement No.:

  ----------------------------------------------------------------------------
  (3) Filing Party:

  ----------------------------------------------------------------------------
  (4) Date Filed:

Notes:

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                     LOGO
[LOGO OF PSS WORLD MEDICAL APPEARS HERE]

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 3, 1998

                               ----------------

  The Annual Meeting of Shareholders of PSS World Medical, Inc., a Florida corporation (the "Company"), will be held at 9:00 a.m., local time, on Thursday, September 3, 1998, at the Company's executive offices located at 4345 Southpoint Boulevard, Jacksonville, Florida 32216 for the following purposes:

    1. To elect three Class II directors for a three-year term;

    2. To ratify the adoption of the Company's Amended and Restated Directors' Stock Plan; and

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Only shareholders of record at the close of business on July 2, 1998, are entitled to notice of and to vote at the Annual Meeting and any and all adjournments thereof.

  All shareholders are invited to attend the Annual Meeting. Those shareholders who are unable to attend are respectfully urged to sign and return the enclosed Proxy Card as promptly as possible. Shareholders who sign and return a Proxy Card may nevertheless attend the Annual Meeting, revoke their Proxy, and vote their shares in person.

  Whether or not you expect to be present, please sign, date and return the enclosed Proxy Card in the enclosed pre-addressed envelope as soon as possible. No postage is required if mailed from within the United States.

                                          By Order of the Board of Directors

                                          LOGO
                                          /s/ David A. Smith

                                          David A. Smith
                                          Chief Financial Officer

Jacksonville, Florida
July 31, 1998

                            PSS WORLD MEDICAL, INC.

                           4345 SOUTHPOINT BOULEVARD
                          JACKSONVILLE, FLORIDA 32216

                                PROXY STATEMENT

                                 INTRODUCTION

  The enclosed Proxy is solicited by the Board of Directors of PSS World Medical, Inc., a Florida corporation ("PSS" or the "Company"), for use at its Annual Meeting of Shareholders scheduled to be held on Thursday, September 3, 1998 at 9:00 a.m., local time, or at any postponements or adjournments thereof (the "Annual Meeting"). The purposes of the Annual Meeting are set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Company's executive offices located at 4345 Southpoint Boulevard, Jacksonville, Florida 32216. The date of the mailing of this Proxy Statement and accompanying Proxy is on or about July 31, 1998.

PROCEDURAL MATTERS

  Shareholders of record at the close of business on July 2, 1998 are entitled to notice of and to vote at the Annual Meeting. At the record date, 69,859,374 shares of Common Stock of the Company, $0.01 par value per share (the "Common Stock"), were issued and outstanding and held by approximately 1,822 shareholders of record. Shareholders are entitled to one vote per share on all matters voted upon at the Annual Meeting. Shareholders do not have the right to cumulate their votes for directors. The presence at the Annual Meeting, in person or by proxy, of a majority of the shares of Common Stock outstanding on July 2, 1998 will constitute a quorum. If the accompanying Proxy Card is properly signed and timely returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein.

  Unless contrary instructions are given, the persons designated as proxy holders on the accompanying Proxy Card will vote: FOR the Board's nominees, FOR ratification of the adoption of the Company's Amended and Restated Directors' Stock Plan and if any other matters properly come before the Annual Meeting, in accordance with their best judgment on such matters. Each such proxy granted may be revoked by the shareholder(s) at any time before it is exercised by filing with the Secretary of the Company a revoking instrument or a duly executed Proxy Card bearing a later date or by voting in person at the Annual Meeting. The powers of the proxy holder with respect to a particular proxy will be suspended if the person executing that proxy attends the Annual Meeting in person and so requests. Attendance at the Annual Meeting will not in itself constitute revocation of the proxy. Shareholders have no dissenters' rights of appraisal in connection with any matter being presented at the Annual Meeting.

  Directors will be elected by a plurality of the votes cast by the shares of Common Stock represented in person or by proxy at the Annual Meeting. The affirmative votes of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting will be required for approval of the proposal to ratify the adoption of the Amended and Restated 1994 Directors' Stock Plan, and any other matter that may be submitted to a vote of the shareholders. If less than a majority of the outstanding shares entitled to vote are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

  Prior to the Annual Meeting, the Company will select one or more inspectors of election for the meeting. Such inspector(s) shall determine the number of shares of Common Stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof. Abstentions will be considered as shares present and entitled to vote at the Annual Meeting and will be counted as votes cast at the Annual Meeting, but will not be counted as votes cast for or against any given matter.

  A broker or nominee holding shares registered in its name, or in the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, may have discretion to vote the beneficial owner's shares with respect to the election of directors and other matters addressed at the Annual Meeting. Any such shares which are not represented at the Annual Meeting either in person or by proxy will not be considered to have cast votes on any matters addressed at the Annual Meeting.

                       PROPOSAL 1: ELECTION OF DIRECTORS

BOARD OF DIRECTORS

  The Board of Directors currently consists of ten directors who are elected in three classes, with four Class I members, three Class II members and three Class III members. Members of each class hold office for three-year terms; the terms of the classes are staggered so that the term of one class terminates each year. Each member of the Board of Directors holds office for the term for which he or she was elected and until his or her successor shall have been duly elected and qualified, or until the earlier of his or her resignation, removal from office or death.

  Class I Directors. The terms of the Class I directors, T. O'Neal Douglas, Patrick C. Kelly, James L.L. Tullis and Hugh M. Brown, expire at the Annual Meeting of Shareholders in 2000, or when their successors have been duly elected and qualified.

  Class II Directors. The terms of the Class II directors, Melvin L. Hecktman, Delores P. Kesler and David A. Smith, expire at the Annual Meeting of Shareholders in 1998, or when their successors have been duly elected and qualified.

  Class III Directors. The terms of the Class III directors, Thomas G. Hixon, Donna C.E. Williamson and Charles R. Scott expire at the Annual Meeting of Shareholders in 1999, or when their successors have been duly elected and qualified.

ELECTION OF CLASS II DIRECTORS

  Messrs. Hecktman and Smith and Ms. Kesler have been nominated for election at the 1998 Annual Meeting by the Board of Directors to continue as Class II directors and have informed the Company that they will serve if elected. Proxies may not be voted for a greater number of persons than the number of nominees named herein.

  Directors will be elected by a plurality of the votes cast by the shares of Common Stock represented in person or by proxy at the Annual Meeting. The accompanying proxy, unless otherwise specified, will be voted FOR the election of Messrs. Hecktman and Smith and Ms. Kesler as directors. If any of Messrs. Hecktman or Smith or Ms. Kesler should become unavailable, which is not now anticipated, the proxy will be voted for the election of such other person as the Board of Directors may select to replace such nominee, unless the Board of Directors instead reduces the number of directors comprising the Board. Each such proxy granted may be revoked by the shareholder at any time before it is exercised by filing with the Secretary of the Company a revoking instrument or a duly executed Proxy Card bearing a later date or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in itself constitute revocation of the proxy.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE NOMINEES FOR DIRECTOR.

EXPERIENCE OF DIRECTORS

                            NOMINEES FOR DIRECTORS
                                   CLASS II
                     (WHOSE TERMS, IF ELECTED, WILL EXPIRE
                AT THE ANNUAL MEETING OF SHAREHOLDERS IN 2001)

  Melvin L. Hecktman has served on the Board of Directors of the Company since March 1998. From May 1993 through March 1998, Mr. Hecktman served on the Board of Directors of Gulf South Medical Supply, Inc., a distributor of medical supplies to the long-term care industry ("Gulf South"), which was acquired by the Company in March 1998. Since 1993, Mr. Hecktman has served as President of Hecktman Management, an investment management and consulting firm, and as a partner of Commonwealth Capital Partners, a merchant banking group. Mr. Hecktman was associated with United Stationers, Inc., a wholesaler of general business products, as an employee or director for 33 years and served as its Vice Chairman from 1989 through August 1993.

  Delores P. Kesler has served on the Board of Directors of the Company since July 1993. Ms. Kesler has been Chairman and Chief Executive Officer of Kesler, Pass & Associates, Inc., a capital investment company, since 1996. Ms. Kesler was also Chairman and Chief Executive Officer of Accustaff, Incorporated, a strategic staffing, consulting and outsourcing venture, from January until June 1996. Ms. Kesler currently serves on the Board of Directors of Thermoview Industries, Inc., an investment and acquisition company, Clay County Bank in Orange Park, Florida and St. Lukes/Mayo Foundation.

  David A. Smith has served on the Board of Directors of the Company since July 1993, as Executive Vice President since April 1996 and as Chief Financial Officer since April 1992. Mr. Smith also served as a Vice President of the Company from April 1992 to April 1996. Prior to serving as Vice President and Chief Financial Officer, Mr. Smith served the Company as a Regional Manager, General Manager, Sales Manager and Operations Manager from July 1987 to June 1993. Prior to joining the Company, Mr. Smith worked in public accounting from 1983 to 1987.

                        DIRECTORS WHOSE TERMS OF OFFICE
                  WILL CONTINUE AFTER THE 1998 ANNUAL MEETING
                                   CLASS III
                      (TERMS EXPIRE AT THE ANNUAL MEETING
                           OF SHAREHOLDERS IN 1999)

  Thomas G. Hixon has served on the Board of Directors of the Company since March 1998 and as Chairman of Gulf South since April 1998. He also served as President and Chief Operating Officer of the Company from April 1998 to May 1998. From 1985 until March 1998, Mr. Hixon served as President, Chief Executive Officer and director of Gulf South, where he had served as Chairman of the Board since 1995. Mr. Hixon also served as General Manager of Gulf South from 1985 until March 1995.

  Donna C.E. Williamson has served on the Board of Directors of the Company since March 1998. Since October 1996, Ms. Williamson has been an independent consultant. From July 1993 to September 1996, Ms. Williamson served as Senior Vice President for Caremark International, Inc., a provider of healthcare services. She has served on the boards of: (i) Haemonetics Corporation, a manufacturer of automated systems for collection, processing and surgical salvage of blood, since 1993; (ii) A.G. Edwards, Inc., a financial services company, from 1988 to 1997; and (iii) Gulf South from July 1997 to March 1998.

  Charles R. Scott has served on the Board of Directors of the Company since March 1998. Currently, Mr. Scott is the Chairman and Chief Executive Officer of Leadership Centers, USA d/b/a TEC Florida which provides continuing education for executives of Florida based companies. From February 1991 to December 1996, Mr. Scott was President and Chief Executive Officer of The Actava Group, Inc. (formerly Fuqua Industries, Inc.), an operating holding company. Mr Scott also served as Chairman and Chief Executive Officer of Intermark, Inc., an operating holding company, from 1970 to 1991.

                                    CLASS I
                      (TERMS EXPIRE AT THE ANNUAL MEETING
                           OF SHAREHOLDERS IN 2000)

  Hugh M. Brown has served on the Board of Directors of the Company since March 1998. He serves as the Chairman of the Audit Committee of the Board of Directors. Mr. Brown has served as Chairman of the Board and Chief Executive Officer of BAMSI, Inc., an engineering and technical services company, since he founded the company in 1978. From 1990 to 1997, Mr. Brown served as a director for the Federal Reserve Bank of Atlanta and has served as Vice Chairman since January 1998. He has been a director of SunTrust Bank--Florida since January 1998.

  T. O'Neal Douglas has served on the Board of Directors of the Company since July 1993. He serves as the Chairman of the Company's Nominating and Compensation Committees. Mr. Douglas has been Chairman of American Heritage Life Insurance Co. ("AHL Insurance"), and its holding company American Heritage Life Investment Company ("AHL Investment"), since 1994. He has also served as Chief Executive Officer of AHL Insurance and AHL Investment since 1990, President of AHL Investment from 1990 to 1996 and President of AHL Insurance from 1986 to 1994. In addition, Mr. Douglas has served as a director of Barnett Bank of Jacksonville, N.A from 1986 to 1997 and as a director of Nationsbank, N.A. since 1998.

  Patrick C. Kelly, a co-founder of the Company, has served as Chairman of the Board and Chief Executive Officer of the Company since its inception in May 1983 and as President of the Company from May 1983 to August 1995. Prior to founding the Company, from August 1976 to February 1983, Mr. Kelly served as Sales Manager, General Manager and Vice President of Intermedco, Inc., a Houston-based medical supply company.

  James L. L. Tullis has served on the Board of Directors of the Company since 1989. Mr. Tullis serves as the Chairman of the Executive Committee of the Board of Directors. Since September 1987, Mr. Tullis has been a general partner of Tullis-Dickerson Partners, the general partner of Tullis-Dickerson Capital Focus, L.P., a venture capital fund that invests in the health care industry and a shareholder of the Company. Mr. Tullis has served as Chief Executive Officer of Tullis-Dickerson & Co., Inc., a venture capital company which acts as a management company for Tullis-Dickerson Capital Focus, L.P., since July 1990. Mr. Tullis also serves on the boards of Crane Co., a distributor of doors, windows and millwork, and Acme United, Inc., a manufacturer of scissors and other medical products.

COMMITTEES OF THE BOARD AND BOARD MEETINGS

  The Board of Directors has four standing committees, an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee.

  The Board's Executive Committee, which held 17 meetings in fiscal year 1998 and acted by written consent on three occasions, is authorized to act with the full authority and in place of the Board at such times as members of the Executive Committee deem necessary and appropriate. Current members of the Executive Committee are Messrs. Kelly, Douglas, Tullis and Hecktman, with Mr. Tullis acting as Chairman. Messrs. Tullis, Douglas and Kelly served on the Executive Committee during the past fiscal year.

  The Board's Audit Committee, which held four meetings in fiscal year 1998, reviews the scope and results of the audit conducted by the Company's independent auditors. In addition, it reviews systems of internal controls and accounting policies and procedures. Current members of the Audit Committee are Messrs. Brown and Tullis and Ms. Williamson, with Mr. Brown acting as Chairman. Messrs. Douglas, William C. Mason and Fred Elefant served on the Audit Committee during the past fiscal year.

  The Board's Compensation Committee, which held eight meetings in fiscal year 1998, reviews salary levels of management personnel and makes appropriate recommendations to the Board with respect thereto. In addition, it makes recommendations to the Board concerning certain employee benefit plan matters, including the granting of stock options. Current members of the Compensation Committee are Ms. Kesler and Messrs. Douglas and Scott, with Mr. Douglas serving as Chairman. Messrs. Delmer W. Dallas and Elefant and Ms. Kesler served on the Compensation Committee during the past fiscal year.

  In April 1998 the Board of Directors formed the current Nominating Committee to recommend candidates for directorship. Current members of the Nominating Committee are Messrs. Douglas, Hixon and Kelly, with Mr. Douglas serving as Chairman.

  During fiscal year 1998, the Board held ten meetings. Each incumbent director attended at least 75% of the aggregate of: (i) the total number of meetings of the Board of Directors held during the period for which he or she has been a director; and (2) the total number of meetings held by all committees of the Board on which he or she served during the periods for which he or she served, except for Ms. Kesler who attended 72% of the meetings of the Board and all committees on which she served.

DIRECTOR COMPENSATION; COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
PARTICIPATION

  In fiscal year 1998, directors who were not employees of the Company received an annual retainer of $15,000 and $1,500 for each of the meetings of the Board of Directors which they attended. Members of the Compensation Committee and Audit Committee received additional fees of $750 for each committee meeting attended ($1,200 in the case of committee chairperson), although members of each committee receive no compensation for action taken by written consent without a meeting. Directors who are employees of the Company are not compensated for Board or committee meeting attendance.

  Pursuant to the Company's Amended and Restated Directors' Stock Plan, non-employee directors receive an annual grant of an option to purchase 3,000 shares of Common Stock. The exercise price of options granted under this plan may be no less than the fair market value of the Company's common stock on the date of grant and all options are fully vested at the date of grant. In addition, upon election to the Board of Directors by the shareholders, directors will receive a grant of 3,000 shares of restricted stock. Restrictions on the restricted stock will lapse upon the expiration of the director's term in office.

  Non-employee directors can elect to receive stock options in lieu of their annual director fees and/or their election-year grants of restricted stock under the Amended and Restated Directors' Stock Plan.

  In fiscal year 1998, the Company made payments totaling approximately $130,000 to Fred Elefant, currently Secretary of the Company, for legal services rendered to the Company. During fiscal year 1998, Mr. Elefant served as a director of the Company and a member of the Compensation and Audit Committees.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of the Company are as follows:

                NAME                AGE                 POSITION
                ----                ---                 --------
 Patrick C. Kelly(1)(4)...........   51 Chairman of the Board, Chief Executive
                                        Officer and Director
 David A. Smith...................   38 Executive Vice President, Chief
                                        Financial Officer and Director
 John F. Sasen, Sr. ..............   56 Executive Vice President and Chief
                                        Marketing Officer
 Thomas A. Crowley, Jr. ..........   51 Executive Vice President--Investor
                                        Relations & Communications
 Frederick E. Dell................   37 Chief Executive Officer of Physician
                                        Sales & Service
 James B. Stallings, Jr. .........   43 Executive Vice President--Eastern
                                        Region of Physician Sales & Service
 Jeffrey H. Anthony...............   37 Senior Vice President--Asset Management
                                        of Eastern Region of Physician Sales &
                                        Service
 James E. Boyd....................   44 Senior Vice President--Diagnostics of
                                        Physician Sales & Service
 Edward D. Dienes.................   37 Senior Vice President--Central Region
                                        of Physician Sales & Service
 Douglas J. Harper................   47 Senior Vice President and Chief
                                        Marketing Officer of Physician Sales &
                                        Service
 Kirk Zambetti....................   30 Chief Executive Officer of Diagnostic
                                        Imaging, Inc.
 Kathleen H. Fehling..............   38 Chief Marketing Officer of Diagnostic
                                        Imaging, Inc.
 Gary A. Corless..................   33 Senior Vice President--Eastern Region
                                        of Diagnostic Imaging, Inc.
 Todd M. LaVelle..................   31 Chief Executive Officer of Gulf South
                                        Medical Supply, Inc.
 Steven L. Richardson.............   39 Chief Marketing Officer of Gulf South
                                        Medical Supply, Inc.
 Thomas G. Hixon(4)...............   54 Chairman of Gulf South Medical Supply,
                                        Inc. and Director
 Hugh M. Brown(2).................   63 Director
 T. O'Neal Douglas (1)(3)(4)......   62 Director
 Melvin Hecktman(1)...............   58 Director
 Delores Kesler(3)................   57 Director
 James L.L. Tullis(1)(2)..........   51 Director
 Donna C.E. Williamson(2).........   36 Director
 Charles R. Scott(3)..............   70 Director

--------
(1) Member of the Executive Committee.
(2) Member of the Audit Committee.
(3) Member of the Compensation Committee.
(4) Member of the Nominating Committee.

  For information pertaining to the experience and background of Patrick C. Kelly, Thomas G. Hixon, David A. Smith, Hugh M. Brown, T. O'Neal Douglas, Melvin Hecktman, Delores P. Kesler, James L.L. Tullis, Donna C.E. Williamson and Charles R. Scott, see "Election of Directors--Experience of Directors."

  John F. Sasen, Sr. has served as Executive Vice President and Chief Marketing Officer of the Company since April 1998. From July 1993 to April 1998, Mr. Sasen served as a Director of the Company, and from August 1995 to April 1998, as President and Chief Operating Officer of the Company. Mr. Sasen served as the Chief Operating Officer of the Company from December 1993 to March 1997 and served as Executive Vice President from August 1993 to August 1995. Prior to joining the Company in 1993, Mr. Sasen was Vice President-- Sales, Marketing and Distributor Relations for a division of Becton Dickinson & Company ("Becton Dickinson"), a manufacturer of health care products. In that position, Mr. Sasen directed product development and marketing efforts, technical services, product services and customer service. Mr. Sasen was with Becton Dickinson for over 20 years. In addition, Mr. Sasen serves as a director of Humascan, Inc., a manufacturer of a breast thermal detection device. Mr. Sasen is currently Chairman of the Health Industry Distributors Association, a non-profit organization that addresses the needs of the healthcare industry.

  Thomas A Crowley, Jr. has served as the Company's Executive Vice President-- Investor Relations & Communications since June 1997. Prior to that position, Mr. Crowley served as Vice President--Clinical Business Unit of Roche Diagnostics, a division of F. Hoffman La-Rouche Ltd.

  Frederick E. Dell has served as President and Chief Executive Officer of Physician Sales & Service, a division of the Company, since April 1998. Mr. Dell served as Executive Vice President of the Company and as President of Diagnostic Imaging, Inc. ("Diagnostic Imaging"), a wholly-owned subsidiary of the Company, from November 1996 to April 1998. Prior to these positions, Mr. Dell served as Senior Vice President--Southern Region of the Company from April 1996 to November 1996 and served as Vice President--Southern Region from January 1994 to March 1996. Mr. Dell also served as Director of the Company from July 1991 through July 1992. He served as Regional Manager and Vice President of the Company's Western Region from December 1989 to January 1994.

  James B. Stallings, Jr. has served as Executive Vice President--Eastern Region for Physician Sales & Service since April 1998. Mr. Stallings has served as Executive Vice President--Southern Region for the Company from March 1997 to April 1998. Mr. Stallings also served as Executive Vice President-- Sales and Marketing for the Company and WorldMed, the Company's European operations, from May 1996 to March 1997. From July 1997 to April 1998, he was the Company's Executive Vice President and Chief Operating Officer. Prior to such time, from 1988 to 1996, Mr. Stallings held several positions with IBM Corporation, a computer hardware manufacturer and software developer, including Director of Worldwide Sales--AS/400 Division, Director of Business Reengineering and General Manager.

  Jeffrey H. Anthony has served as Senior Vice President of Asset Management-- Eastern Region for Physician Sales & Service since April 1998. He served as Vice President and Chief Information Officer from April 1997 to March 1998. From 1993 to 1997, Mr. Anthony served the Company in various operational leadership positions including Regional Leader.

  James E. Boyd has served as Senior Vice President--Diagnostics Division for Physician Sales & Service since April 1996. Prior to such position, Mr. Boyd served the Company as a marketing manager from October 1994 to March 1995 and as Vice President--Central Region from March 1992 to September 1994.

  Edward D. Dienes has served as Senior Vice President--Central Region for Physician Sales & Service since October 1996. Prior to this position, Mr. Dienes served as Vice President--Pacific Region beginning in April 1995. Prior to such time, Mr. Dienes served the Company as Director of Marketing from April 1993 to March 1995 and as General Manager, Sales Manager and Operational Manager from August 1988 to March 1993.

  Douglas J. Harper has served as Senior Vice President and Chief Marketing Officer of Physician Sales & Service since March 1997. Prior to this position, Mr. Harper served as Senior Vice President--Northern Region of the Company from April 1996 to March 1997 and served as Vice President--Northern Region from August 1995 to March 1996. He served as the Northeast Regional Manager for Taylor Medical, Inc. ("Taylor"), a medical supply distribution company, which was acquired by the Company in August 1995, from 1990 to August

1995. Mr. Harper founded Medco Systems/Quinoy Medical Supply, a medical supply distribution company, which was acquired by Taylor in 1990.

  Kirk A. Zambetti has served as Chief Executive Officer of Diagnostic Imaging since April 1998. Prior to that time, Mr. Zambetti served as Vice President for the Southern Region of Diagnostic Imaging in 1997 and 1998 and as the General Leader in Atlanta for Diagnostic Imaging in 1997. From 1993 to 1997, Mr. Zambetti served the Company as a branch manager and a sales manager.

  Kathleen H. Fehling has served as Chief Marketing Officer of Diagnostic Imaging since April 1998. Prior to that time, Ms. Fehling served as Executive Vice President and Chief Operating Officer of Diagnostic Imaging since February 1997. Prior to joining the Company, Ms. Fehling was employed by Picker International, an imaging supply distribution company, as Vice President of Marketing & Service from 1994 to 1997 and as National Service Manager from 1992 to 1994.

  Gary A. Corless has served as Senior Vice President--Eastern Region of Diagnostic Imaging since April 1998. Prior to that position he served as the Company's Vice President--Southern Region from June 1997 to March 1998. From 1993 to 1997, Mr. Corless served the Company as a regional vice president of sales.

  Todd M. LaVelle has served as Chief Executive Officer of Gulf South since April 1998. Mr. LaVelle served as Vice President--Mid America Region of the Company from June 1996 to April 1998. Prior to that time, Mr. LaVelle served the Company as Vice President--Sales beginning in April 1996. In addition to these positions, Mr. LaVelle has served the Company as Vice President--Sales & Marketing from July 1995 to April 1996, as Regional Manager for the Pacific Region from July 1994 to June 1995, as Diagnostic Market Leader from April 1994 to June 1994, and as Sales Manager and Sales Representative from August 1990 to March 1994.

  Steven L. Richardson has served as Chief Marketing Officer of Gulf South since April 1998. Prior to that position he served as Senior Vice President of Operations for Gulf South from February 1996 to March 1998. Mr. Richardson also served as Vice President of Operations for Gulf South from October 1991 to February 1996.

  Executive officers of the Company are elected annually and serve at the discretion of the Board. There are no family relationships between or among any of the Company's directors or executive officers.

REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee is composed of three outside directors of the Board who are not employees or former employees of the Company. The Committee is responsible for the approval and oversight of the compensation program for the Company's officers. In performing these responsibilities, the Committee has utilized the services of an independent compensation consultant from KPMG Peat Marwick. This report to shareholders addresses the Company's compensation policies for the executive officers and its basis for determining the compensation of the Chief Executive Officer for the past fiscal year.

  The Compensation Committee met eight times during the past fiscal year, and it dealt with a number of subjects described in this report. It also should be noted that the committee's membership changed during the year due to changes in the composition of the Board of Directors itself resulting from the acquisition of Gulf South.

  Compensation Strategy. The Compensation Committee reviewed the Company's strategy adopted in 1994 and affirmed its continuing appropriateness. The compensation strategy states that the goals of the executive compensation program are to:

  . enable the Company to attract and retain high quality executives by providing total compensation opportunities and a compensation mix which are at, or above, the relevant employment market levels, but with modest fixed costs and leverage incentive opportunities; and

  . motivate executives to act in the best interests of shareholders by providing substantial incentive opportunities to be earned through performance on direct and indirect measures of long-term shareholder value creation.

  Targeted compensation levels are stated below and are followed by a more detailed discussion of each of the three compensation elements.

  . the base salary policy reflects median levels for companies of comparable revenue size;

  . annual incentive plan award opportunities are targeted at median levels and associated with aggressive earning growth goals. Actual awards are determined based upon how performance compares to such goals; and

  . long-term incentives earned reflect contributions to shareholder value over a long-term period, both in terms of the absolute growth in value per share of the Common Stock and relative growth compared to a broad sample of companies or a composite index (e.g., Nasdaq National Market).

  Base Salary. Consistent with this compensation strategy, the Committee approved at its March 13, 1998 meeting salary ranges for its executive officer positions with competitive market data for companies having the same primary and/or secondary SIC code as the Company. These companies had annual sales ranging from $750.0 million to $3.0 billion with the median being approximately $1.3 billion. This data was further supplemented with published survey information for companies of a similar size to that of the Company. This information was provided to the Committee and the Chief Executive Officer by our independent compensation consultant.

  The midpoints of the salary ranges were established at essentially the competitive average. Range minimums were then established at 75% of their respective midpoints and range maximums were established at 125% of their respective midpoints. All executives officers were then assigned to a specific salary amount for fiscal year 1999 within their respective salary ranges. The approved individual salary amounts were recommended by the Company's Chief Executive Officer after due consideration of their individual roles and new duties and responsibilities due to the Company reorganization stemming from the acquisition of Gulf South; and their individual qualifications, experience, and contributions over time. In every instance, the salary assigned to each executive officer places him/her within their respective salary range.

  Annual Incentives. With respect to annual incentive compensation, the Committee approved new target incentive amounts as a percentage of salary (i.e., 60% for the Chief Executive Officer position, 50% for the executive officer positions, and 40% for the other corporate officer positions). These modifications were made in order to keep the annual incentive opportunity consistent with the Company's stated compensation strategy calling for incentive targets that are established at the median levels to those of other companies of similar size to that of the Company and with whom it competes for human resources.

  The profit target was established at the beginning of the 1998 fiscal year based on a business plan reviewed and approved by the Compensation Committee. The Compensation Committee also reserved the right to increase or decrease such incentives by as much as 25% based upon the achievement, or lack thereof, of key strategic milestones, such as number and cost of new site openings, acquisition and growth revenues.

  While the Chief Executive Officer's annual incentive compensation is based solely upon profit performance results, other corporate staff officers have up to 20% of their incentive opportunity based upon their assessed individual contribution to the Company's success. Incentive amounts listed in the Summary Compensation Table for the five highest compensated officers were paid for results achieved during fiscal year 1998.

  Long-Term Incentives. The Long-Term Stock and Long-Term Incentive Plans were adopted in March of 1994, and continue to be utilized. These compensation plans have the following objectives:

  .  award opportunities are directly linked to shareholder returns;

  .  award opportunities have upside potential;

  .  equity is the cornerstone of the program;

  . performance-based cash incentives are provided to help executives pay taxes and exercise stock options; and

  . the charge to earnings for financial reporting purposes associated with these plans is controlled and to be kept to a reasonably low amount.

  The Long-Term Stock Plan is primarily composed of non-qualified stock options to be granted to a broad group of managers and restricted stock, which can be granted to any employee. As pertains to the granting of stock options to officers, the Committee has adopted a grant guideline under which a set number of shares are annually awarded to officers based on their respective base salary and tier responsibility level within the Company.

  The Long-Term Incentive Plan provides contingent cash award opportunities to eligible participants based upon the Company's relative total shareholder return results as compared to all other companies on the Nasdaq National Market. In order to receive any payment, the Company must have at least a 50th percentile rank on a total shareholder return basis over a three-year time period. A target award may be paid at the 60th percentile and a scale has been created whereby a maximum award of three times the target may be earned if the Company's total shareholder return results would place it among the top 10% (90th percentile or above) of all Nasdaq National Market companies.

  The first performance period under this plan ended on December 31, 1997 and the Company's three year total shareholder return result placed it above the 90th percentile among the Nasdaq National Market Companies. Accordingly, the Committee approved the payment of the earned awards to the eligible participants.

  New grants are made at the beginning of each calendar year and each is based upon a three-year performance period. New contingent grants for the January 1998 through December 2000 performance period were approved by the Committee for several executive position holders in accordance with the award guideline adopted in conjunction with the Company's Compensation Strategy.

  In keeping with the Company's stated compensation strategy calling for substantial long term incentive opportunities directly associated with creating shareholder value. The Committee approved new annualized award opportunities as a percent of base salary (i.e., 150% for the Chief Executive Officer, 100% for the executive officer positions, and 75% for the other corporate officer positions).

  Compensation of Chief Executive Officer. In fiscal 1998, the Chief Executive Officer (CEO) received a base salary of $535,000. The Compensation Committee has approved the CEO's base salary of $500,000 for fiscal year 1999. These salary levels were approved by the Compensation Committee after considering compensation information from the companies in the Peer Index, the responsibilities and the specific skills of the CEO as they relate to the needs of the Company and the cost of living. Our independent compensation consultants have confirmed that this salary level is below the midpoint of the salary range for this position.

  The annual incentive award of $128,400 for fiscal year 1998 paid to the CEO was determined based upon the annual incentive plan profit targets that the Committee reviewed and approved for fiscal 1998 at its meeting in March of 1997. In addition, contingent units were granted to Mr. Kelly under the 1994 Long-Term Incentive Plan. The value of this grant, if any, will be determined as of December 31, 2000. Upon completion of the first performance period which ended December 31, 1997 under the 1994 Long-Term Incentive Plan, Mr. Kelly received a payout of $487,500.

 Other Considerations:

  1) In 1993, the Internal Revenue Code was amended (Section 162(m) to limit the deductibility of certain nonperformance based compensation expenses in excess of $1.0 million. Section 162(m) generally disallows a tax deduction for compensation over $1.0 million paid to an executive officer named in the Summary Compensation Table, unless such compensation qualifies as performance-based. The Committee is aware that the compensation payable for the 1998 fiscal year will not result in any loss of tax deduction for the Company, since no individual received compensation in excess of $1.0 million. However, the Company has previously qualified its compensation program, and any and all amounts paid under it, as performance-based, and therefore, fully deductible as compensation expense. It is the intent of the Committee that all future amounts paid under the compensation program will also meet this performance-based standard.

  2) While not a compensatory matter per se, the Compensation Committee did concur in the granting of a loan to the Chief Executive Officer. The loan was made so that he would not have a need to reduce his stock interests in the Company. To have had to do so was felt to send an inappropriate message to present and prospective shareholders about the Company's near term and longer-term expectations for success. The original loan amount was $3.0 million, and interest is paid on this amount at a rate established by the Committee. The interest rate can be adjusted by the Committee but never to a rate below the Internal Revenue Service minimum imputed interest rate. In this way neither a tax obligation is created for the CEO nor is a charge to earnings required of the Company. The remaining principal amount outstanding as of the end of fiscal year 1998 was $2.7 million.

  3) A second matter reviewed by the Committee during this past fiscal year was that of a proposed voluntary income deferral plan. This plan was adopted in fiscal 1997 for sales force personnel. Their initial reaction and participation levels were quite high and thus the plan was reviewed and recommended for executive management personnel as well.

  The plan is called the Officer Deferral Incentive Program. Under it an executive can convert salary and/or annual incentive amounts into either a premium priced stock option or a fixed and guaranteed rate of return at a future date (i.e. retirement). The Company will match a portion of the amount deferred by the executive. The match varies from 50% to 125% of the amount the individual chooses to defer up to 15% of his/her annual cash compensation depending on officer class. So as to minimize any charge to earnings associated with the plan, the Company will purchase and own life insurance on any participating executive. In effect, the life insurance will cover the Company's cost associated with both the guaranteed interest rate on the amount deferred and the match percentage provided to each participant. Initially the stock option shares that may be involved in this voluntary plan will be drawn from the presently authorized shares available for stock option grant purposes.

  4) The Committee along with the full Board of Directors reviewed the stock option grants made on July 8, 1996 at a then fair market value of $23.94 and determined that they should be repriced as of June 13, 1997 at the then fair market value of $14.75. In order for this repricing to take effect the optionee will have to be employed by the Company or any of its affiliates or successors as of June 13, 1999. This decision was made after considerable deliberation and discussion for we recognize the fact that our shareholders are not afforded such an opportunity. However, the Committee and the full Board of Directors concluded that the incentive value of these options had been seriously compromised, and that their repricing would greatly enhance their retention value. This determination is further detailed in the following report of the Committee.

Respectfully submitted,

The Compensation Committee
  Delmer W. Dallas, Chairman
  Fred Elefant
  Delores P. Kesler

REPORT ON REPRICING OF STOCK OPTIONS

  At its meeting on June 13-14, 1997 the Compensation Committee met with the other outside directors to consider the propriety of repricing the options granted on January 10, 1996 and July 8, 1996 to the named executive officers, other officer and employee option recipients, and outside directors. These options had all been granted at the then fair market values of $22.13 and $23.94 per common share, respectively. The fair market value on June 13, 1997 was $14.75.

  After due consideration the Board of Directors concluded that a repricing of these previously granted stock options was in the best interest of both the optionees and our shareholders. Therefore, the Board of Directors adopted resolutions which had the effect of changing the exercise price of these options from the fair market value of a common share on January 10, 1996 and July 8, 1996, respectively, to the fair market value of a common share on June 13, 1997. This was accomplished by granting substitute options for the replaced options. The vesting schedule and exercise term remained unchanged from when the options were originally granted. However, in order for the repricing to take effect, the optionee will have to be employed by the Company or any of its affiliates or successors as of June 13, 1999.

  The decision to reprice these options was an acknowledgment by the Committee and the Board as to the importance of our optionees to the success of the Company, as well as, the importance of stock options to these many optionees. In approving the repricing of these stock options the Committee and Board considered the extremely competitive environment for obtaining and retaining talented employees and the overall benefit to the shareholders by having a highly motivated workforce. The provision requiring continuing service for two years after the date of the conditioned repricing should help the Company retain its critical employees.

  The total number of shares so repriced under these resolutions was 381,866 and the following table details their attributes as pertains to the executive officers.

                          TEN-YEAR OPTION REPRICINGS

                                           INDIVIDUAL GRANTS
                         ------------------------------------------------------
                                   NUMBER OF
                                   SECURITIES   MARKET PRICE OF  EXERCISE PRICE               LENGTH OF ORIGINAL
                                   UNDERLYING   STOCK AT TIME OF   AT TIME OF                    OPTION TERM
                                    OPTIONS       REPRICING OR     REPRICING    NEW EXERCISE REMAINING AT DATE OF
NAME                      DATE   REPRICED(#)(1)   AMENDMENT($)       ($)(2)       PRICE($)        REPRICING
----                     ------- -------------- ---------------- -------------- ------------ --------------------
Patrick C. Kelly........ 6/13/97     33,333          14.75           23.94         14.75     9 years and 1 month
                         6/13/97     70,000          14.75           22.13         14.75     8 years and 7 months
John F. Sasen, Sr. ..... 6/13/97     13,157          14.75           23.94         14.75     9 years and 1 month
David A. Smith.......... 6/13/97      9,045          14.75           23.94         14.75     9 years and 1 month
Frederick E. Dell....... 6/13/97      4,217          14.75           23.94         14.75     9 years and 1 month
Thomas G. Hixon.........     --         --             --              --            --               --

EXECUTIVE OFFICER COMPENSATION

  The following table presents certain summary information concerning compensation paid or accrued by the Company, for services rendered in all capacities for the three fiscal years ended April 3, 1998, for its Chief Executive Officer and the four most highly compensated officers other than the Chief Executive Officer.

                          SUMMARY COMPENSATION TABLE

                                                       LONG TERM
                            ANNUAL COMPENSATION       COMPENSATION
                          ----------------------- --------------------
                                                  SECURITIES LONG-TERM
NAME AND PRINCIPAL                                UNDERLYING INCENTIVE    ALL OTHER
POSITION                  YEAR SALARY(1) BONUS(2) OPTIONS(3)  PLAN(4)  COMPENSATION(5)
------------------        ---- --------- -------- ---------- --------- ---------------
Patrick C. Kelly........  1998 $535,000  $128,400  403,242   $487,500      $12,006
 Chairman of the Board    1997  475,000    76,000   70,000        --        58,001
 and Chief Executive      1996  360,000   154,800  290,462        --        30,434
 Officer
John F. Sasen, Sr. .....  1998  330,000    52,800   42,667    173,250        1,753
 Executive Vice           1997  300,000    36,000   13,157        --         1,573
 President and Chief      1996  212,083    69,300   54,282        --         4,427
 Marketing Officer(6)
David A. Smith..........  1998  255,000    45,880   32,970    101,250          870
 Executive Vice           1997  235,000    28,200    9,045        --           870
 President and Chief      1996  145,799    47,850   31,251        --         2,628
 Financial Officer
Frederick E. Dell.......  1998  200,000    48,000   25,859     70,380          689
 Chief Executive Officer  1997  170,000    21,591    4,217        --           504
 of Physician Sales &     1996  138,000    15,660   21,084        --         2,630
 Service (7)
Thomas G. Hixon.........  1998  200,000    91,088   70,000        --           --
 Chairman of Gulf South
 Medical Supply, Inc.(8)

--------
(1) Total base salary earned during the fiscal years presented.
(2) Annual incentive award paid for results achieved during the fiscal years presented. Any amounts deferred at the election of the executive are included in the reported amounts.
(3) Grants of stock options made during the fiscal years presented. These awards were made under the Company's Amended and Restated 1994 Long Term Incentive Plan, Amended and Restated 1994 Long Term Stock Plan and the 1997 Gulf South Medical Supply, Inc. Stock Option Plan.
(4) Reflects payouts for the first performance period which ended December 31, 1997 under the Company's 1994 Amended and Restated Long-Term Incentive Plan.
(5) All other compensation which is not included in the aforementioned categories. Amounts shown in this column include the following payments for fiscal year 1998: (i) for Mr. Kelly, $506 for PSS contributions to the Employee Stock Ownership Plan (the "ESOP"), and $11,500 for total premiums under a key-man life insurance policy; (ii) for Mr. Sasen, $493 for PSS contributions to the ESOP and $1,260 for imputed income under a split dollar life insurance policy; (iii) for Mr. Smith, $500 for PSS contributions to the ESOP and $370 for imputed income under a split dollar life insurance policy; (iv) for Mr. Dell, $319 for PSS contributions to the ESOP and $370 for imputed income under a split dollar life insurance policy.
(6) Mr. Sasen served as President and Chief Operating Officer of the Company during fiscal year 1998.
(7) Mr. Dell served as Executive Vice President of the Company and President of Diagnostic Imaging, Inc. during fiscal year 1998.
(8) Mr. Hixon was employed by Gulf South Medical Supply, Inc. during fiscal years 1996 and 1997. Mr. Hixon served as President and Chief Executive Officer of Gulf South during fiscal year 1998 and as President and Chief Operating Officer for the Company at the end of fiscal year 1998.

                       OPTION GRANTS IN FISCAL YEAR 1998

  The following table contains information concerning the grant of stock options made during fiscal year 1998 pursuant to the Company's option plans:

                                                                                  POTENTIAL REALIZED
                                                                                   VALUE AT ASSUMED
                                                                                  ACTUARIAL RATES OF
                                                                                      STOCK PRICE
                                                                                   APPRECIATION FOR
                                           INDIVIDUAL GRANTS                        OPTION TERM(3)
                         ------------------------------------------------------- ---------------------
                                         PERCENTAGE
                         NUMBER OF    OF TOTAL OPTIONS
                         SECURITIES      GRANTED TO
                         UNDERLYING      EMPLOYEES
                          OPTIONS        IN FISCAL     EXERCISE PRICE EXPIRATION
NAME                     GRANTED(1)      YEAR 1998       ($/SH)(2)       DATE        5%        10%
----                     ----------   ---------------- -------------- ---------- ---------- ----------
Patrick C. Kelly........  150,000(4)        11.9%          $22.00      10/7/07   $2,075,352 $5,259,350
                          253,242           20.1            14.75      6/13/07    2,349,122  5,951,187
John F. Sasen, Sr.......   42,667            3.4            14.75      6/13/07      395,787  1,003,003
David A. Smith..........   32,970            2.6            14.75      6/13/07      305,836    775,048
Frederick E. Dell.......   25,859            2.1            14.75      6/13/07      239,873    607,886
Thomas G. Hixon.........   70,000            5.6            20.50      2/26/08      902,464  2,287,020

--------
(1) The options granted in fiscal year 1998 to Messrs. Kelly, Sasen, Smith and Dell are exercisable immediately and expire ten years from the date of grant. Of the 70,000 options granted in fiscal year 1998 to Mr. Hixon, only 14,000 are currently exercisable. All of the options granted to Mr. Hixon in fiscal year 1998 expire ten years from the date of grant.
(2) In fiscal year 1998, the named executive officers were granted options to acquire an aggregate of 574,738 shares of Common Stock at an exercise price of fair market value as of the date of grant.
(3) The dollar amount under the columns assumes that the market price of the Common Stock from the date of the option grant appreciates at cumulative annual rates of 5% and 10%, respectively, over the term of each option granted in fiscal year 1998. The assumed rates of 5% and 10% were established by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the price or value of the Common Stock.
(4) Represent options granted in advance under Mr. Kelly's employment agreement. Options were not exercisable until July 1, 1998.

               OPTION EXERCISES AND HOLDING AS OF APRIL 3, 1998

  The following table sets forth information regarding stock options exercised in fiscal year 1998 by each of the named executive officers and the value of the unexercised options held by these individuals as of April 3, 1998, based on the market value of the Common Stock on that date:

 AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1998 AND OPTION VALUES AS OF APRIL
                                    3, 1998

                                                  NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                  UNDERLYING OPTIONS AT    IN-THE-MONEY OPTIONS AT
                           SHARES                     APRIL 3, 1998           APRIL 3, 1998(1)
                          ACQUIRED     VALUE    ------------------------- -------------------------
NAME                     ON EXERCISE  REALIZED  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ----------- ---------- ----------- ------------- ----------- -------------
Patrick C. Kelly........   190,000   $2,872,150   506,806      150,000    $3,853,262    $ 75,000
John F. Sasen, Sr. .....       --           --    110,106          --        744,570         --
David A. Smith..........       --           --     73,266          --        493,806         --
Frederick E. Dell.......       --           --     66,160          --        643,668         --
Thomas G. Hixon.........       --           --    216,213          --        902,649         --

--------
(1) Based upon the closing price of $22.50 of the Common Stock on the Nasdaq National Market on April 3, 1998.

             LONG TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                      ESTIMATED FUTURE PAYOUTS UNDER
                          NUMBER OF                     NON-STOCK PRICE-BASED PLAN
                         PERFORMANCE  PERIOD UNTIL   ---------------------------------
NAME                      UNITS(1)       PAYOUT      THRESHOLD(2) TARGET(3) MAXIMUM(4)
----                     ----------- --------------- ------------ --------- ----------
Patrick C. Kelly........     268     1/1/98-12/31/00   $133,750   $267,500   $802,500
John F. Sasen, Sr.......     109     1/1/98-12/31/00     54,450    108,900    326,700
David A. Smith..........      84     1/1/98-12/31/00     42,075     84,150    252,450
Frederick E. Dell.......      79     1/1/98-12/31/00     39,600     79,200    237,600
Thomas G. Hixon.........     --            --               --         --         --

--------
(1) Under the Company's 1994 Long Term Incentive Plan, officers of the Company may be awarded a certain number of Performance Units each year equal to a percentage of the officer's salary. Each Performance Unit granted has a target value of $1,000 assuming the Company's total shareholder return result is in the 60th percentile of peer group companies. The actual value of each Performance Unit depends on the Company's performance over a period of three fiscal years, beginning on the effective date of the award.
(2) The threshold amounts shown are based upon the Company achieving a total shareholder return result in the 50th percentile of peer group companies, at which point each Unit granted will have a value of $500.
(3) The target amounts shown are based upon the Company achieving a total shareholder return result in the 60th percentile of peer group companies, at which point each Unit granted will have a value of $1,000.
(4) The maximum amounts shown are based upon the Company achieving a total shareholder return result in the 90th percentile or greater of peer group companies, at which point each Unit granted will have a value of three times the target value, or $3,000.

PERFORMANCE GRAPH

  The following performance graph compares the performance of the Common Stock to the Nasdaq National Market Composite index and a line-of-business index of selected peer companies assuming $100 was invested and all dividends, if any, were reinvested. The graph covers the period from May 5, 1994, the date of the Company's initial public offering, to the Company's fiscal year ended on April 3, 1998. The Company did not pay dividends during the period covered by this graph. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                    COMPARISON OF CUMULATIVE TOTAL RETURNS

                            PSS WORLD MEDICAL, INC.

                       [PERFORMANCE GRAPH APPEARS HERE]
                            Cumulative Total Return


                                 CUMULATIVE TOTAL RETURN
                              --------------------------------
PSS WORLD MEDICAL, INC.        100    231     535    281   486
NEW PEER GROUP                 100    117     158    181   274
OLD PEER GROUP                 100    117     158    181   273
NASDAQ STOCK MARKET            100    112     152    172   258
(U.S.)

--------
(1) The New Peer Group is comprised of Allegiance Corporation, Amerisource Health Corporation, Baxter International Inc., Bergen Brunswig Corporation, Cardinal Health, Inc., Henry Schein, Inc., McKesson Corporation, Moore Medical Corp., Owens and Minor, Inc. and Patterson Dental Company.
(2) The Old Peer group was comprised of the same members as the New Peer Group listed in footnote 1 above, except the Old Peer Group (i) included Gulf South Medical Supply, Inc., which was acquired by the Company, (ii) included MicroBioMedics, Inc. and Sullivan Dental Products which were acquired by Henry Schein, Inc. and (iii) excluded Allegiance Corporation, Henry Schein, Inc. and Amerisource Health Corporation.

EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements with each of its named executive officers, which include the terms described below:

  Term. Mr. Kelly's employment agreement is an initial period of five years expiring March 3, 2003, and can be was renewed for a five-year period ending June March 3, 2008. The other executive officers' employment agreements are for terms of two years and are automatically renewable for additional two year terms.

  Covenants not to compete. Each executive officer has agreed not to compete with the Company for a period of 18 months following the termination of his employment within the territory in which the Company is then operating.

  The covenants not to compete are not valid upon the occurrence of certain events. In Mr. Kelly's employment agreement, such events include either (i) Mr. Kelly no longer being employed as Chairman of the Board and/or Chief Executive Officer or (ii) the acquisition of a voting majority of the issued and outstanding capital stock of the Company by an outside entity. In the other executive officers' employment agreements, such events include, in addition to those set forth in the previous sentence, Mr. Kelly no longer being employed by or resigning his employment with the Company or, following Mr. Kelly's death or disability.

  Termination. Each employment agreement includes several provisions requiring the Company to make certain payments upon the occurrence of certain events.

  Following Mr. Kelly's termination by the Company for any reason except for good cause or if Mr. Kelly resigns from the Company for good cause, the Company is required to pay Mr. Kelly's full salary for 24 months following such termination or resignation, and to provide Mr. Kelly with insurance coverage during that period. In addition, the Company is required to repurchase up to 50% of the Common Stock owned by Mr. Kelly at its market value within 30 days of demand by Mr. Kelly at any time during the 24 month period. During that period, Mr. Kelly is entitled to have his shares of Common Stock registered in the event that securities held by any persons who are at such time members of Board of Directors are registered. The other executive officers have similar rights as to payment of salary, provision of insurance benefits, repurchase of up to 20% of their Common Stock and registration of Common Stock for a period of six months.

  Upon a change in control of the Company, if the Company then terminates Mr. Kelly's employment or if Mr. Kelly resigns, the Company is required to pay Mr. Kelly's salary and provide Mr. Kelly with insurance coverage for a period of three years and to repurchase all of Mr. Kelly's Common Stock at its market value upon demand. A change in control of the Company is defined as the resignation, removal or failure to re-elect Mr. Kelly as a director of the Company, or following Mr. Kelly's death or disability. Mr. Kelly is also entitled to reimbursement of up to $100,000 per year for office, secretarial, and related expenses. In this case, Mr. Kelly also has registration rights as described above during such three-year period. The other executive officers have similar rights for a period of one year in the event of their termination or resignation following a change in control of the Company.

  If the Company terminates Mr. Kelly for cause, or if Mr. Kelly resigns from the Company without good reason, Mr. Kelly is entitled to receive his salary and full insurance coverage for a period of 12 months or, if earlier, until his employment with another company. The other executive officers have similar rights for a period of three months or, if earlier, until their employment with another company.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Fred Elefant, Secretary of the Company, provides legal services to the Company. Mr. Elefant also served as a member of the Board of Directors of the Company during fiscal year 1998. Fees for such legal services were approximately $130,000 in fiscal year 1998.

                   BENEFICIAL OWNERSHIP OF EQUITY SECURITIES

  The following table reflects the number of shares of Common Stock beneficially owned as of April 3, 1998, by (i) each person who is known by the Company to beneficially own more than 5% of the outstanding Common Stock, (ii) each of the executive officers named in the Summary Compensation Table, (iii) each director, and (iv) all of the Company's executive officers and directors as a group. Unless otherwise noted, the address of the following beneficial owners is 4345 Southpoint Boulevard, Jacksonville, Florida 32216. Also unless otherwise noted, all shares are owned directly with sole voting and dispositive powers.

                                                          NUMBER OF PERCENT OF
                          NAME                             SHARES    TOTAL(1)
                          ----                            --------- ----------
The Kaufmann Fund, Inc.(2)............................... 3,915,000    5.6%
Patrick C. Kelly(4)(3)................................... 1,318,342    1.9%
Thomas G. Hixon(3)....................................... 3,132,719    4.5%
David A. Smith(3)........................................   209,802      *
John F. Sasen(3).........................................   230,096      *
Frederick E. Dell(3).....................................   241,225      *
James B. Stallings, Jr.(3)...............................    49,566      *
Hugh M. Brown............................................     7,143      *
T. O'Neal Douglas........................................    45,196      *
Melvin L. Hecktman.......................................    80,500      *
Delores P. Kesler........................................    42,886      *
James L.L. Tullis........................................   373,208      *
Donna C.E. Williamson....................................    10,500      *
Charles R. Scott.........................................         0      *
All Executive Officers and Directors as a group (27
 persons)(3)............................................. 6,420,964    9.2%

--------
 * Less than 1%
(1) Based upon 69,859,374 shares of Common Stock outstanding as of July 2,
    1998.
(2) The address for The Kaufmann Fund, Inc. is 140 E. 45th Street, 43rd Floor, New York, New York 10017. All information regarding the foregoing shareholder was obtained solely from Schedule 13G/A filed by The Kaufmann Fund, Inc. on January 29, 1998.
(3) Included in such beneficial ownership are shares of Common Stock issuable upon the exercise of certain options exercisable immediately or within 60 days of April 3, 1998 as follows: Mr. Kelly, 506,806 shares; Mr. Hixon, 166,213 shares; Mr. Smith, 73,266 shares; Mr. Sasen, 110,106 shares; Mr. Dell, 66,160 shares; Mr. Tullis, 28,478 shares, Ms. Williamson, 10,500 shares; Mr. Douglas, 28,696 shares; Ms. Kesler, 20,186 shares; and Mr. Stallings, 44,566 shares; and executive officers and directors as a group, 1,838,142 shares. Also included in such beneficial ownership are shares held for the account of certain individuals by the ESOP as follows: Mr. Kelly, 154,730 shares; Mr. Smith, 16,386 shares; Mr. Sasen, 11,141 shares; Mr. Dell, 64,248 shares; and all executive officers and directors as a group, 283,300 shares. In addition, shares held in the Company's 401(k) Plan are included in such beneficial ownership as follows: Mr. Kelly, 48,715 shares; Mr. Dell, 31,948 shares; Mr. Sasen, 7,983 shares; Mr. Smith, 9,881 shares; and all executive officers and directors as a group, 176,440 shares.
(4) Includes 127,881 shares owned by Tullis Dickerson Capital Focus, L.P. and 11,020 shares owned by Tullis Dickerson Partners. Mr. Tullis is the general partner of Tullis-Dickerson Partners, the sole general partner of Tullis-Dickerson Capital Focus, L.P. Also includes 6,000 shares owned by Mr. Tullis's wife, Linda A. Tullis.

                  PROPOSAL 2: RATIFICATION OF ADOPTION OF THE
                  AMENDED AND RESTATED DIRECTORS' STOCK PLAN

INTRODUCTION

  On June 13, 1997, the Company's Amended and Restated Directors' Stock Plan (the "Plan") was amended and restated by the Board in order to: (i) increase the number of annual option grants to non-employee directors under the Plan from 1,500 to 3,000; (ii) increase the number of election-year restricted stock awards to non-employee directors under the Plan from 1,500 to 3,000;
(iii) permit the Committee to make discretionary grants of options under the Plan in addition to the automatic annual grants to non-employee directors;
(iv) permit non-employee directors to elect to receive stock options in lieu of their annual director fees and/or their election-year grants of restricted stock under the Plan; (v) change the definition of "change in control" of the Company to more closely coincide with such definition in use generally by the Company in other contexts; and (vi) make certain technical amendments to the Plan to comply with current securities laws under Section 16 of the Securities Exchange Act of 1934. The Board of Directors has subsequently adopted, subject to shareholder approval at the Annual Meeting, an additional amendment to the Plan to increase the number of shares of Common Stock available for the grant of options and restricted stock under the Plan from 200,000 to 400,000 (the "Proposed Amendment").

  The Board of Directors believes that the Plan increases the Company's ability to attract and retain highly qualified outside directors, and that the Proposed Amendment is needed to continue and expand upon such benefits provided by the Plan. As of July 29, 1998, there were seven non-employee directors eligible to participate in the Plan.

  THE FOLLOWING IS A SUMMARY OF THE PRINCIPAL FEATURES OF THE PLAN, BUT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE PLAN AS AMENDED, AND AS PROPOSED TO BE FURTHER AMENDED, SET FORTH AS EXHIBIT 1 TO THIS PROXY STATEMENT. SHAREHOLDERS ARE URGED TO READ THE ACTUAL TEXT OF THE PLAN.

PURPOSE

  The purpose of the Plan is to enable the Company to attract and retain persons of exceptional ability to serve as directors of the Company and to align the interests of directors and shareholders in enhancing the value of the Company's common stock.

SHARES SUBJECT TO THE PLAN

  A total of 200,000 shares of the Company's Common Stock have been reserved for issuance upon the exercise of options or upon the grant of restricted stock awards under the Plan. The Proposed Amendment increases the number of shares of Common Stock reserved for issuance under the Plan from 200,000 to 400,000 shares of Common Stock. In the event any change in or affecting the corporate structure or capitalization of the Company, the Board will make adjustments in the number and kind of shares authorized by the Plan, in the number, exercise price or kind of shares covered by outstanding awards, and in any outstanding awards under the Plan, in order to prevent substantial dilution or enlargement thereof. If any award terminates for any reason without having been exercised, or any award is forfeited, the shares of Common Stock not issued will then become available for additional grants under the Plan.

ADMINISTRATION

  The Plan is administered by the Compensation Committee or any other committee of the Board consisting of at least two directors. The Committee has full and final authority in its discretion to interpret, administer and amend the provisions of the Plan; to adopt rules and regulations for carrying out the Plan; to decide all questions of fact arising in the application of the Plan; and to make all other determinations necessary or advisable for the administration of the Plan. The Committee may appoint a plan administrator to carry out the ministerial functions of the Plan, but the administrator will have no other authority or powers of the Committee.

AMENDMENT OF THE PLAN

  The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without stockholder approval; provided, however, that the Board or Committee may condition any amendment or modification on the approval of stockholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations. No termination, amendment, or modification of the Plan may adversely affect any award previously granted under the Plan, without the written consent of the participant.

ELIGIBILITY

  Only non-employee directors of the Company (or its subsidiaries designated by the Committee) are eligible to receive awards under the Plan.

TERMS OF AWARDS

  Grant of Annual Options. Each non-employee director will automatically receive on the date of each annual meeting of the Company's shareholders at which directors are elected ("Annual Meeting Date") during the period such director serves as a non-employee director, an Option to purchase 3,000 shares of Common Stock ("Annual Options"). The option price per share of an Annual Option will be the fair market value of the Common Stock on the date the option is granted. Annual Options have a term of ten years and will terminate earlier upon the termination of the holder's service as a director. Annual Options are immediately exercisable in whole or in part.

  Replacement Options. A non-employee director may elect to defer all (but not less than all) of (i) his or her director compensation ("Fees") and/or (ii) awards of restricted stock under the Plan for a plan year, by conversion to options in accordance with the Plan ("Replacement Options"). If Replacement Options are to be granted in lieu of Fees, the number of options to be granted will be calculated by dividing (i) the estimated Fees payable to such participant during the year, based on the number of scheduled meetings during the year, by (ii) 45% of the fair market value per share of the Common Stock on the date of grant, and rounding such quotient up to the nearest whole share. If Replacement Options are to be granted in lieu of restricted stock awards, the number of options to be granted will be calculated by dividing (i) the aggregate fair market value (on the date of grant of the Replacement Options) of the shares of restricted stock that otherwise would be granted, by
(ii) 45% of the fair market value per share of the Common Stock on the date of grant, and rounding such quotient up to the nearest whole share.

  The option price per share of a Replacement Option will be the fair market value of the Common Stock on the date of grant. Replacement Options have a term of ten years and will terminate earlier upon the termination of the holder's service as a director. Replacement Options are immediately exercisable in whole or in part.

  Discretionary Options. In addition to Annual Options and Replacement Options, the Committee is authorized to grant options to non-employee directors on a discretionary basis ("Discretionary Options"). The exercise price and other terms of a Discretionary Option will be determined by the Committee.

  Restricted Stock Awards. Each non-employee director of the Company who has not elected to receive Replacement Options in lieu thereof (as described above) will receive, on each Annual Meeting Date at which he or she is elected or re-elected as a director, a grant of 3,000 shares of Common Stock subject to the following restrictions; provided however, that any non-employee director elected to fill a vacancy for a term of less than three years will receive a grant of 1,000 shares per year for each full year of the term to which such non-employee director is elected. Until the end of such current term as a director, the shares of restricted stock so granted may not be transferred and will be subject to a risk of forfeiture if the holder ceases to be a director for any reason other than death, disability or retirement. During the restricted period, holder of restricted stock will be entitled to receive all dividends and other distributions paid with respect to such shares.

  Change in Control. Upon a change in control of the Company (as defined in the Plan) all options granted under the Plan will immediately become exercisable, and all restrictions on restricted shares will lapse, effective as of the date such change in control occurs.

FEDERAL INCOME TAX CONSEQUENCES

  THE FOLLOWING DISCUSSION OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN IS INTENDED TO BE A SUMMARY OF APPLICABLE FEDERAL INCOME TAX LAW. STATE AND LOCAL TAX CONSEQUENCES MAY DIFFER.

  Stock Options. Options granted under the Plan are nonqualified stock options ("NSOs"). A participant is not taxed on the grant of an NSO. Upon exercise, however, the participant recognizes ordinary income equal to the difference between the exercise price and the fair market value of the shares on the date of the exercise. The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the participant as ordinary income. Any gain on subsequent disposition of the shares will be capital gain if the shares are held for at least 12 months following exercise. The Company does not receive an income tax deduction for this gain. Under recently enacted legislation, capital gains recognized by recipients generally will be subject to a maximum federal income tax rate of 20% if the shares sold or exchanged are held for more than 18 months, and to a maximum federal income tax rate of 28% if such shares are held for more than one year but less than or equal to 18 months.

  Restricted Stock. Unless a recipient of a restricted stock award makes an election to accelerate recognition of income to the grant date (which is not permitted under the terms of the Plan), the participant will not recognize income upon the grant of the restricted stock award. When the restrictions are deemed to have lapsed under applicable tax rules, the participant recognizes ordinary income in an amount equal to the fair market value of shares of Common Stock to which the restricted stock award relates, and the Company is entitled to an income tax deduction equal to such amount.

BENEFITS TO NON-EMPLOYEE DIRECTORS

  Only non-employee directors are permitted to participate in the Plan. The following table sets forth the options and restricted stock awards granted under the Plan as of July 28, 1998. The Committee has not yet made any determination as to future discretionary grants of options to non-employee directors.

                         DOLLAR VALUE    SHARES OF     DOLLAR VALUE    NUMBER
NAME AND POSITION           ($)(1)    RESTRICTED STOCK     ($)       OF OPTIONS
-----------------        ------------ ---------------- ------------  ----------
All current directors
 that are not executive
 officers as a group
 (10 people) (3).......    $202,500        13,500        $363,278(2)  197,509

--------
(1) This value is based on the market price of the Common Stock on July 28, 1998.
(2) This value for each outstanding option will be equal to the excess, if any, of fair market value of the Common Stock on the date of exercise over the option exercise price.
(3) Includes options and restricted stock award grants under the Plan made to three non-employee directors who served during fiscal year 1998, but are no longer directors of the Company.

APPROVAL BY SHAREHOLDERS

  The affirmative vote of a majority of the Common Stock of the Company entitled to notice of and to vote at the Annual Meeting is required to ratify the adoption of the Amended and Restated Directors' Stock Plan. The vote shall be counted as described in the Introduction to this Proxy Statement.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF THE ADOPTION OF THE AMENDED AND RESTATED DIRECTORS' STOCK PLAN

                   INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

  The Board of Directors has selected Arthur Andersen LLP, independent certified public accountants, as the Company's auditors for the fiscal year ending April 2, 1999. Representatives of Arthur Andersen LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

                             SHAREHOLDER PROPOSALS

  Shareholders who wish a proposal to be included in the Company's proxy statement and form of proxy relating to the 1999 Annual Meeting should deliver a written copy of their proposal to the Company no later than March 30, 1999. Proposals should be directed to the Chief Financial Officer, PSS World Medical, Inc., 4345 Southpoint Boulevard, Jacksonville, Florida 32216.

                                 OTHER MATTERS

EXPENSES OF SOLICITATION

  The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to the use of the mail, proxies may be solicited by directors, officers or other employees of the Company, personally, or by telephone. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers, custodians or other persons holding stock in their names or in the names of the nominees for their expenses in sending proxy materials to principals and obtaining their instructions.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires certain officers of the Company and its directors, and persons who beneficially own more than ten percent of any registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the Company.

  Based solely on a review of the reports provided to the Company by the above referenced persons, the Company believes that as of the date of this Proxy Statement all filing requirements applicable to its reporting officers, directors and greater than ten percent beneficial owners were properly and timely complied with, except for the Form 4 filings for Kathleen H. Fehling and William C. Mason.

MISCELLANEOUS

  Management does not know of any matters to be brought before the Annual Meeting other than as described in this Proxy Statement. Should any other matters properly come before the Annual Meeting, the persons designated as proxies will vote in their sole discretion on such matters.

                                                                      EXHIBIT 1

                            PSS WORLD MEDICAL, INC.
                             AMENDED AND RESTATED
                             DIRECTORS' STOCK PLAN

                                  I. GENERAL

1.1 PURPOSE OF THE PLAN

  The purpose of the PSS World Medical, Inc. Directors' Stock Plan is to enable PSS World Medical, Inc. to attract and retain persons of exceptional ability to serve as directors of the Company and to align the interests of directors and shareholders in enhancing the value of the Company's common stock.

1.2 DEFINITIONS

  The following definitions shall apply to the Plan:

    "Annual Meeting Date" means the date of each annual meeting of shareholders of the Company at which directors are elected.

    "Annual Option" means an Option automatically granted to a Non-Employee Director pursuant to Section 2.1 of the Plan.

    "Award" means any Option or Restricted Stock award granted to a Participant under the Plan.

    "Award Agreement" means any written agreement, contract, or other instrument or document evidencing an Award.

    "Board" means the Board of Directors of the Company.

    "Change in Control" has the meaning assigned such term in Section 4.11.

    "Code" means the Internal Revenue Code of 1986, as amended from time to time.

    "Committee" means the committee of the Board described in Section 1.3.

    "Common Stock" means the $0.01 par value common stock of the Company and such other securities of the Company as may be substituted for Common Stock pursuant to Section 4.2.

    "Company" means PSS World Medical, Inc., a Florida corporation.

    "Disability" shall have the meaning provided in the Company's applicable disability plan or, in the absence of such a definition, when a Participant becomes totally disabled (as determined by a physician mutually acceptable to the Participant and the Company) before termination of his or her service on the Board if such total disability continues for more than three
  (3) months.

    "Discretionary Option" means an Option granted under Section 2.3.

    "Election Form" means a form approved by the Committee pursuant to which a Non-Employee Director elects to receive Replacement Options under Section 2.2.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

    "Fair Market Value" means the average of the high and low sales prices of the shares of Common Stock on such date on the principal national securities exchange or automated quotation system of a registered securities association on which such shares of Common Stock are listed or admitted to trading. If the shares of Common Stock on such date are not listed or admitted to trading, the Fair Market Value shall be the value established by the Board in good faith.

    "Fees" means the annual cash retainer fee and meeting fees payable by the Company (or a Participating Subsidiary) to a Non-Employee Director for services as a director (and, if applicable, as the member or chairman of a committee of the Board), as such amount may be changed from time to time.

    "Non-Employee Director" means a director of the Company or of any Participating Subsidiary who is not at the time serving as an employee of the Company or any of its Subsidiaries.

    "Option" means an Annual Option, a Replacement Option or a Discretionary Option.

    "Options Election Period" means the period designated by the Committee each year during which Non-Employee Directors may elect to receive Options in lieu of Fees and/or Restricted Stock Awards. The Options Election Period shall end on or before June 13, 1997, with respect to Plan Year 1997, and March 1 of each subsequent year for the following Plan Year.

    "Participant" means a person who, as a Non-Employee Director, has been granted an Award under the Plan.

    "Participating Subsidiary" means any Subsidiary designated by the Committee whose non-employee directors are eligible to receive Awards under the Plan.

    "Plan" means the PSS World Medical, Inc. Directors' Stock Plan, as amended from time to time.

    "Plan Year" means the fiscal year of the Company.

    "Replacement Option" means an Option granted to a Non-Employee Director pursuant to Section 2.2 of the Plan.

    "Restricted Stock" means Common Stock granted under Article III which is subject to the restrictions described therein.

    "Retirement" shall have the meaning provided in the Company's retirement policy applicable to directors of the Company or its Subsidiaries.

    "Subsidiary" means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

1.3 ADMINISTRATION OF THE PLAN

  The Plan shall be administered by the Compensation Committee or any other committee of the Board consisting of at least two directors. The Committee shall have full and final authority in its discretion to interpret, administer and amend the provisions of the Plan; to adopt rules and regulations for carrying out the Plan; to decide all questions of fact arising in the application of the Plan; and to make all other determinations necessary or advisable for the administration of the Plan. The Committee shall consist of at least two directors and shall meet once each fiscal year, and at such additional times as it may determine or as is requested by the chief executive officer of the Company. It is intended that the directors appointed to serve on the Committee shall be "non-employee directors" within the meaning of Rule 16b-3 promulgated under the Exchange Act. However, the mere fact that a Committee member shall fail to qualify under such requirements shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan. The Committee may appoint a plan administrator to carry out the ministerial functions of the Plan, but the administrator shall have no other authority or powers of the Committee.

  Without limiting the foregoing, the Committee has the exclusive power, authority and discretion to:

    (a) Designate and change the Participating Subsidiaries from time to time;

    (b) Make all determinations concerning Discretionary Options, including the terms, timing, amounts and recipients thereof;

    (c) Accelerate the vesting or lapse of restrictions of any outstanding Award, based in each case on such considerations as the Committee in its sole discretion determines; and

    (d) Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Common Stock, or other property, or an Award may be canceled, forfeited, or surrendered.

  The Committee's interpretation of the Plan, any Awards granted under the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

1.4 ELIGIBLE PARTICIPANTS

  Each Non-Employee Director shall be eligible to participate in the Plan.

1.5 AWARDS UNDER THE PLAN

  Awards under the Plan shall be in the form of Options as described in
Article II or shares of Restricted Stock as described in Article III.

1.6 SHARES

  The aggregate number of shares of Common Stock, including but not limited to shares reserved for issuance pursuant to the exercise of Options, which may be granted or issued under the terms of the Plan, may not exceed 400,000 shares and hereby are reserved for such purpose. Whenever any outstanding Award or portion thereof expires, is canceled or forfeited or is otherwise terminated for any reason without having been exercised, the Common Stock allocable to the expired, forfeited, canceled or otherwise terminated portion of the Award may again be the subject of further Awards hereunder.

                                  II. OPTIONS

2.1 ANNUAL GRANTS OF OPTIONS

  (a) Grant of Annual Options. In addition to any Replacement Options or grants of Discretionary Options that the Committee may make under the Plan from time to time, each Non-Employee Director shall automatically receive on each Annual Meeting Date during the period such director serves as a Non-Employee Director, an Option to purchase 3,000 shares of Common Stock ("Annual Options").

  (b) Option Price. The option price per share of an Annual Option shall be the Fair Market Value of the Common Stock on the date the Option is granted.

  (c) Term and Exercise of Annual Options. The term of an Annual Option shall expire ten (10) years from the date of grant. Except as provided in this
Section 2.1(c), after a Participant ceases to serve as a director of the Company (or of any Participating Subsidiary) for any reason, including, without limitation, Retirement, or any other voluntary or involuntary termination of a Participant's service as such a director (a "Termination"), the unexercisable portion of such Participant's Annual Options shall immediately terminate and be null and void, and the unexercised portion of any outstanding Annual Options held by such Participant shall terminate and be null and void for all purposes after three (3) months have elapsed from the date of the Termination unless extended by the Committee, in its sole discretion, within thirty (30) days from the date of the Termination. Upon a Termination as a result of death or Disability, any outstanding Annual Options may be exercised by the Participant or the Participant's legal representative within twelve (12) months after such death or Disability; provided, however, that in no event shall the period extend beyond the expiration of the Option term.

  (d) Vesting. Annual Options shall become exercisable in whole or in part on the date of grant. In no event, however, shall an Annual Option be exercised after the expiration of ten (10) years from the date of grant.

2.2 OPTIONS IN LIEU OF DIRECTOR FEES AND/OR RESTRICTED STOCK.

  (a) Election to Receive Replacement Options. A Non-Employee Director may elect to defer all (but not less than all) of (i) his or her Fees and/or (ii) Awards of Restricted Stock under Article III, by conversion to

Options in accordance with this Section 2.2 ("Replacement Options"). A Non-Employee Director who wishes to receive Fees or a Restricted Stock Award for a Plan Year in the form of Replacement Options must irrevocably elect to do so during the Options Election Period for such Plan Year, by delivering a valid Election Form to the Committee or the plan administrator. A Non-Employee Director's participation in Section 2.2 of the Plan will be effective as of June 13, 1997 with respect to the Fees and Restricted Stock Awards for Plan Year 1997 and, in all other cases, as of the first day of the Plan Year beginning after the Committee or the plan administrator receives the Non-Employee Director's Election Form.

  (b) Irrevocable, Annual Election. Elections to receive Replacement Options are irrevocable and shall be valid only for one Plan Year. New elections must be made for participation in Section 2.2 of the Plan for subsequent Plan Years.

  (c) Time of Grant. Options shall be granted to each Non-Employee Director who, during the applicable Options Election Period, filed with the Committee or the plan administrator a written irrevocable election to receive Replacement Options as payment of his or her Fees and/or Restricted Stock Award payable in the following Plan Year. Such Replacement Options will be granted on June 13, 1997 in the case of Plan Year 1997 and, in the case of any other Plan Year, on the first business day in the Plan Year for which such election was made.

  (d) Number of Options. If Replacement Options are to be granted in lieu of Fees, the number of Replacement Options to be granted will be calculated by dividing (i) the estimated Fees payable to such participant during the Plan Year, based on the number of scheduled meetings during the Plan Year, by (ii) 45% of the Fair Market Value per share of the Common Stock on the date of grant, and rounding such quotient up to the nearest whole share. If Replacement Options are to be granted in lieu of Restricted Stock Awards, the number of Replacement Options to be granted will be calculated by dividing (i) the aggregate Fair Market Value (on the date of grant of the Replacement Options) of the shares of Restricted Stock that otherwise would be granted, by
(ii) 45% of the Fair Market Value per share of the Common Stock on the date of grant, and rounding such quotient up to the nearest whole share.

  (e) Exercise Price. The total price paid per Share under each Replacement Option granted under this Section 2.2 shall be the Fair Market Value per share of Common Stock on the date of grant.

  (f) Term and Exercise of Replacement Options. The term of an Replacement Option shall expire ten (10) years from the date of grant. Except as provided in this Section 2.2(f), after a Participant ceases to serve as a director of the Company (or of any Participating Subsidiary) for any reason, including, without limitation, Retirement, or any other voluntary or involuntary termination of a Participant's service as such a director (a "Termination"), the unexercisable portion of such Participant's Replacement Options shall immediately terminate and be null and void, and the unexercised portion of any outstanding Replacement Options held by such Participant shall terminate and be null and void for all purposes after three (3) months have elapsed from the date of the Termination unless extended by the Committee, in its sole discretion, within thirty (30) days from the date of the Termination. Upon a Termination as a result of death or Disability, any outstanding Replacement Options may be exercised by the Participant or the Participant's legal representative within twelve (12) months after such death or Disability; provided, however, that in no event shall the period extend beyond the expiration of the Option term.

  (g) Vesting. Replacement Options shall become exercisable in whole or in part on the date of grant. In no event, however, shall a Replacement Option be exercised after the expiration of ten (10) years from the date of grant.

2.3 DISCRETIONARY OPTIONS

  In addition to Annual Options and Replacement Options, the Committee is authorized, in its discretion from time to time, to grant Options to Non-Employee Directors on the following terms and conditions:

    (a) Exercise Price. The exercise price per share of Common Stock under a Discretionary Option shall be determined by the Committee.

    (b) Time and Conditions of Exercise. The Committee shall determine the time or times at which a Discretionary Option may be exercised in whole or in part. The Committee also shall determine the performance or other conditions, if any, that must be satisfied before all or part of a Discretionary Option may be exercised. The Committee may waive any exercise provisions at any time in whole or in part based upon factors as the Committee may determine in its sole discretion so that the Discretionary Option becomes exerciseable at an earlier date.

2.4 TERMS APPLICABLE TO OPTIONS GENERALLY

  (a) Nonqualified Stock Options. Options granted under the Plan will not be treated as incentive stock options within the meaning of Section 422 of the Code.

  (b) Evidence of Grant. All Options shall be evidenced by a written Award Agreement between the Company and the Participant. The Award Agreement shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee.

  (c) Notice of Exercise. When exercisable pursuant to the terms of the Plan and the governing Award Agreement, an Option shall be exercised by the Participant as to all or part of the shares subject to the Option by delivering written notice of exercise to the Company at its principal business office or such other office as the Company may from time to time direct, (a) specifying the number of shares to be purchased, (b) accompanied by a check payable to the Company in an amount equal to the full exercise price of the number of shares being exercised, (c) including a Tax Election, if applicable, in accordance with Section 4.7, and (d) containing such further provisions consistent with the provisions of the Plan, as the Company may from time to time prescribe.

  (d) Limitation of Exercise Periods. The Committee may limit the time periods within which an Option may be exercised if a limitation on exercise is deemed necessary in order to effect compliance with applicable law.

  (e) Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, shares of Common Stock, or other property (including "cashless exercise" arrangements), and the methods by which shares of Common Stock shall be delivered or deemed to be delivered to Participants; provided, however, that if shares of Common Stock are used to pay the exercise price of an Option, such shares must have been held by the Participant for at least six months.

  (f) Beneficiaries. A Participant, by written notice to the Company, may designate one or more persons (and from time to time change such designation) including his or her legal representative, who, by reason of his or her death, shall acquire the right to exercise all or a portion of an Option. If no designation is made before the death of the Participant, the Participant's Option may be exercised by the personal representative of the Participant's estate, or by a person who acquired the right to exercise such Option by will or the laws of descent and distribution. If the person with exercise rights desires to exercise any portion of the Option, such person must do so in accordance with the terms and conditions of this Plan.

  (g) Change in Control. Notwithstanding anything herein to the contrary, if a Change in Control has occurred, then all Options granted under the Plan shall immediately become exercisable on the date such Change in Control occurred, in accordance with Section 4.11.

                             III. RESTRICTED STOCK

3.1 TERMS AND CONDITIONS

  Each Non-Employee Director of the Company who has not filed a timely Election Form to receive Replacement Options in lieu thereof in accordance with Section 2.2 above, shall receive a grant of 3,000 shares of Common Stock subject to the restrictions set forth in Section 3.2 ("Restricted Stock") on each Annual Meeting Date at which the shareholders elect such Non-Employee Director to serve as a director; provided however, that as of the date of their election, Non-Employee Directors of the Company who are elected to fill a vacancy for a term of less than three (3) years shall receive a grant of 1,000 shares per year for each full year of the term to which such Non-Employee Director is elected. Restricted Stock, with such restrictions noted on the face of the certificates, shall be issued in the name of the Participant granted the Restricted Stock and such certificates shall be deposited with a trust administered by the Committee (and subject to the claims of the Company's creditors) during the restriction period set forth in Section 3.3.

3.2 RESTRICTIONS

  Until the lapse of the restriction period set forth in Section 3.3, the shares of Restricted Stock granted hereunder (i) may not be sold, transferred, pledged assigned or otherwise alienated or hypothecated, and (ii) will be subject to the risks of forfeiture described in Section 3.4. The Committee may impose such other restrictions on any shares of restricted stock as required by law including, without limitation, restrictions under applicable federal or state securities laws, and may place legends on the certificates representing such restricted stock to provide appropriate notice of such restrictions.

3.3 PERIOD OF RESTRICTION

  Subject to Section 3.6, the restrictions set forth in Section 3.2 shall lapse and such shares shall be freely transferable upon the expiration of the director's then-current term in office (i.e., the term with respect to which the Restricted Stock Award was granted) as specified in accordance with the Company's Amended and Restated Articles of Incorporation, as amended from time to time.

3.4 TERMINATION OF SERVICE AS A DIRECTOR

  If a Participant ceases to serve as a director of the Company prior to the lapsing of the restrictions in accordance with Section 3.3 as a result of death, Disability or Retirement, restrictions on the shares of Restricted Stock granted to the Participant shall immediately lapse on the date of death, Disability or Retirement. If a Participant ceases to serve as a director of the Company prior to the lapsing of restrictions in accordance with Section
3.3 for any reason other than death, Disability or Retirement, the shares of Restricted Stock granted to such Participant shall be forfeited and shall revert to the Company.

3.5 RIGHTS AS SHAREHOLDER

  Prior to the lapsing of restrictions in accordance with Section 3.3, Participants holding shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such shares while they are held by the Participant. If any such dividend or distribution is paid in shares of Common Stock, such shares shall be subject to the same restrictions on transferability as the shares of Restricted Stock with respect to which they were paid.

3.6 CHANGE IN CONTROL

  Notwithstanding anything herein to the contrary, if a Change in Control has occurred, then all restrictions on the Restricted Stock shall lapse on the date such Change in Control occurred, in accordance with Section 4.11.

3.7 SECTION 83(B) ELECTION

  Participants shall not be permitted to make an election under Section 83(b) of the Code with respect to shares of Restricted Stock granted under the Plan.

                            IV. GENERAL PROVISIONS

4.1 GENERAL RESTRICTIONS

  Each Award under the Plan shall be subject to the requirement that if the Committee shall determine, at any time, that (a) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (b) the consent or approval of any government regulatory body, or (c) an agreement by the Participant with respect to the disposition of shares of Common Stock, is necessary or desirable as a condition of, or in connection with, the granting or the issuance or purchase of shares of Common Stock thereunder, such grant may not be consummated in whole or in part unless such listing, registration, qualification, consent approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

4.2 ADJUSTMENTS FOR CHANGES IN CAPITALIZATION

  In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, rights offer, liquidation, dissolution, merger, consolidation, spin-off or sale of assets, or any other change in or affecting the corporate structure or capitalization of the Company, the Board shall make such adjustments as the Committee may recommend, and as the Board in its discretion may deem appropriate, in the number and kind of shares authorized by the Plan, in the number, exercise price or kind of shares covered by the Awards and in any outstanding Awards under the Plan in order to prevent substantial dilution or enlargement thereof.

4.3 AMENDMENTS

  The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without stockholder approval; provided, however, that the Board or Committee may condition any amendment or modification on the approval of stockholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations. No termination, amendment, or modification of the Plan shall adversely affect any Award previously granted under the Plan, without the written consent of the Participant.

4.4 MODIFICATION, SUBSTITUTION OR CANCELLATION OF AWARDS

  At any time and from time to time, the Committee may amend, modify or terminate any outstanding Award without approval of the Participant; provided, however, that, subject to the terms of the applicable Award Agreement, such amendment, modification or termination shall not, without the Participant's consent, reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination. Subject to the above, the Committee may grant Awards in substitution for any other Award granted under the Plan and may require the surrender of such other Award in consideration of the grant of the new Award.

4.5 SHARES SUBJECT TO THE PLAN

  Shares distributed pursuant to the Plan shall be made available from authorized but unissued shares or from shares purchased or otherwise acquired by the Company for use in the Plan, as shall be determined from time to time by the Committee.

4.6 RIGHTS OF A SHAREHOLDER

  Participants under the Plan, unless otherwise provided by the Plan, shall have no rights as shareholders by reason thereof unless and until certificates for shares of Common Stock are issued to them.

4.7 WITHHOLDING

  The Company shall have the right to deduct from any distribution of Common Stock to any Participant an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld (the "Withholding Taxes") with respect to any Award under the Plan. If a Participant is to experience a taxable event in connection with the receipt of cash or shares of Common Stock pursuant to an Option exercise (a "Taxable Event"), the Participant shall pay the Withholding Taxes to the Company prior to the issuance of such shares of Common Stock. In satisfaction of the obligation to pay Withholding Taxes to the Company, the Participant may make a written election (the "Tax Election") to have withheld a portion of the shares of Common Stock then issuable to the Participant having an aggregate Fair Market Value on the day immediately preceding the date of such issuance equal to the Withholding Taxes.

4.8 NONASSIGNABILITY

  Except as expressly provided in the Plan, no Award shall be transferable except by will, the laws of descent and distribution or a qualified domestic relations order ("QDRO") as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. During the lifetime of the Participant, except as expressly provided in the Plan, Awards under the Plan shall be exercisable only by such Participant or by the guardian or legal representative of such Participant or pursuant to a QDRO.

4.9 NON-UNIFORM DETERMINATIONS

  Determinations by the Committee with respect to Discretionary Options under the Plan (including, without limitation, determinations of the persons to receive Discretionary Options, the form, amount and timing of such Options, and the terms and provisions of such Options and the agreements evidencing the same) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

4.10 EFFECTIVE DATE; DURATION

  The Plan first became effective in 1994, and was subsequently amended and restated effective as of July 8, 1996. The second amendment and restatement of the Plan was approved by the Board of Directors and became effective as of June 13, 1997, subject to approval by the shareholders. No Award may be given under the Plan after May 31, 2000, but Awards theretofore granted may extend beyond such date.

4.11 CHANGE IN CONTROL

  Notwithstanding anything herein to the contrary, if a Change in Control of the Company occurs, then all Options shall become fully exercisable and all restrictions on the Restricted Stock shall lapse as of the date such Change in Control occurred. For the purposes of the Plan, a Change in Control of the Company shall be deemed to have occurred upon the earliest of the following events.

    (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (ii) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 4.11; or

    (b) Individuals who, as of June 1997, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to June 1997 whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

    (c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 80% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

4.12 GOVERNING LAW

  The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Florida.

                            PSS WORLD MEDICAL, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Fred Elefant and David A. Smith as Proxies, each with the power to appoint his substitute, and hereby authorizes either one or both of them to represent and to vote, as designated below, all the shares of Common Stock of PSS World Medical, Inc. (the Company) held of record by the undersigned on July 2, 1998 at the Annual Meeting of Shareholders to be held on September 3, 1998.

1. ELECTION OF DIRECTORS:
   [ ] FOR all nominees listed below             [ ] WITHHOLD AUTHORITY to vote
       (except as marked to the contrary below)      for all nominees listed
                                                     below

(INSTRUCTION To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below)
--------------------------------------------------------------------------------
             Melvin L. Hecktman, Delores P. Kesler, David A. Smith

2. PROPOSAL TO ratify the adoption of the Company's Amended and Restated Directors' Stock Plan, as set forth in Exhibit 1 to the Proxy Statement.
                [ ] FOR         [ ] AGAINST             [ ] ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
                [ ] FOR         [ ] AGAINST             [ ] ABSTAIN

             (CONTINUE AND TO BE DATED AND SIGNED ON REVERSE SIDE)




THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER, IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR LISTED ABOVE, FOR PROPOSAL 2 AND FOR PROPOSAL 3.

        Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such

                                               If a corporation, please sign in
                                               full corporate name by President
                                               or other authorized officer. If a
                                               partnership, please sign in
                                               partnership name by authorized
                                               person.

                                               Dated: ____________, 1998

                                               _________________________
                                               Signature

                                               __________________________
                                               Signature if held jointly